Exhibit 99.1

Event ID: 1400963

Culture: en-US

Event Name: Q3 2007 The Mosaic Company Earnings Conference Call

Event Date: 2007-04-10T15:00:00 UTC

******************************************************

P: Operator;

C: Doug Hoadley; The Mosaic Company; VP of IR

C: Larry Stranghoener; The Mosaic Company; EVP and CFO

C: Jim Prokopanko; The Mosaic Company; President and CEO

P: David Silver; JPMorgan; Analyst

P: Don Carson;Merrill Lynch;Analyst

P: Marshall Reid; Banc of America Securities; Analyst

P: Edlain Rodriguez; Goldman Sachs; Analyst

P: Mike Judd; Greenwich Consultants; Analyst

P: Brian Yu; Wedbush Morgan Securities, Inc.; Analyst

P: Mark Kurland; Bear, Stearns and Co.; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2007 third quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will open for questions following today’s presentation.

It is now my pleasure to introduce your host for today’s call, Mr. Doug Hoadley, Vice President, Investor Relations. You may begin, sir.

Doug Hoadley: Thank you. And welcome to Mosaic’s fiscal 2007 third quarter conference call. Joining us for this call this morning are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; as well as other members of Mosaic’s executive management team.

Before I turn the call over to Larry for opening remarks, let me read our Safe Harbor Statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. These statements are based on the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties.

Actual results may differ materially from those projected in the forward-looking statements. I would like to point out that the remarks made during the conference call are based on information and understandings that are believed to be accurate as of today’s date, April 10, 2007. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is included in our press release issued yesterday and our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

With that as important background, I’ll turn it over to Larry, who will review our third quarter results.

Larry Stranghoener: Thank you, Doug. Good morning, everyone.

I will address highlights of our fiscal 2007 third quarter financial results and update some of our financial guidance.

Our net earnings for the third quarter ended February 28, 2007 were $42.2 million, or $0.10 per share. Our third quarter results included a pre-tax benefit of $33.9 million or $0.05 per share from the extinguishment of debt as a result of our refinancing, which closed in December.

The Potash business had operating earnings of $67.0 million during the third quarter compared with $16.1 million a year ago. This was due to the change in unrealized mark-to-market effects, plus strong volumes and selling prices, which were partially offset by costs to contain the brine inflow at our Esterhazy potash mines.

The Phosphates business had an operating loss of $11.1 million. This loss reflects continuing high mining and concentrates production costs as well as high ammonia costs compared to our second quarter. We are dissatisfied with Phosphates’ operating costs and are focused on reducing these costs in the future. I will elaborate further on this in a minute.

Spot prices for DAP, FOB Tampa, increased by over $100 per tonne during the third quarter of fiscal 2007, reaching as high as $360 per tonne at the end of February. In March, the DAP market continued to strengthen, with spot prices exceeding $400 per tonne, a record high level. The benefit of rising phosphates prices was not reflected in our third quarter results as our average DAP selling price was $246 per tonne for the third quarter.

Mosaic normally has a lag in realized prices of several weeks to as long as three months as a result of the typical time from customer order to shipment. In addition, we sometimes offer pre-pay programs to our customers, which allow them to order fertilizer at current prices for shipment at a later date, accelerating cash flow for us. We also had sizable shipments to a large Chinese customer in the quarter, which were priced last fall at lower pricing levels. The last of these shipments was completed in March.

Keep in mind that we are selling phosphates at various prices throughout a quarter, so spot selling prices may not be indicative of our average DAP selling price the entire period. This was particularly true for our third quarter as prices continued to increase as the quarter advanced.

Even though some shipments in the fourth quarter were for orders taken before the run-up in phosphate prices, we expect that our average DAP price realizations will increase significantly during the fourth quarter.

As you no doubt noted, our costs were high during the third quarter. Let me give you more details. For potash, we expensed $16.2 million and capitalized $12.3 million related to managing saturated brine inflow at our Esterhazy mine, including the inflow area prior to December 2006 plus the new inflow area. Higher costs at Esterhazy will continue in the fourth quarter as we continue our grouting activities, work to reduce the brine currently stored in the mine and build additional pumping capacity to mitigate future risks.

We estimate that our total costs for all brine inflow for the fourth quarter will be up to $50 million, a majority of which will be capitalized. We will incur ongoing costs related to our brine inflows in fiscal 2008 and subsequent years, but expect these costs to be significantly less than in fiscal 2007.

For Phosphates, we experienced higher costs at our South Fort Meade phosphate rock mine as a result of mining through an area of leaner ore reserves. In addition, we spent more for idle plant costs and turnarounds in the third quarter, and are incurring higher contract labor costs at our Louisiana operations, which are expected to continue due to tight local labor markets. In addition, as you may recall, our Louisiana phosphate operations were idle in December, which was also a factor in our higher costs.

Some of these items represent transitory issues while others represent our need to more cost-effectively operate the business. We are determined to tackle each of these issues aggressively in order to improve profitability. In the fourth quarter, we expect improvement due to more favorable ore bodies, lower turnaround and maintenance costs, improved management reporting from new systems and the benefits of running our plants and mines on a full-out basis.

For the third quarter, we continued to have good cash flow compared with a year ago. Free cash flow, or cash flow from operations less capital expenditures, was $81.9 million in the third quarter. Cash flow was favorably impacted by the pre-pay programs I noted earlier. Our total debt at the end of February 2007 was $2.6 billion, resulting in a debt-to-capital ratio of 41.9%.

Given the current demand for fertilizer, we expect strong cash flow trends to continue during our fourth quarter further strengthening our balance sheet as we approach fiscal 2008. With $460 million of cash on hand at the end of the quarter, we are positioned to pay down a meaningful amount of debt.

Mosaic’s selling, general and administrative costs were $77.8 million in the third quarter, compared to $61.8 million for the same period a year ago. This increase was primarily associated with higher incentive and stock-based compensation expenses as well as ongoing expenses associated with our recently installed ERP system and associated systems. Full-year SG&A costs are now expected to range between $280 and $290 million.

Note that we are making good progress with our new systems, though it is clear we were too optimistic about the time and expense required to stabilize and optimize the technology and underlying processes. All indications are that our new systems will be instrumental in allowing us to better manage our business, reduce costs, and improve our internal control structure.

For the third quarter, our effective tax rate was 15.1% compared to 27.1% a year ago. This decline was primarily due to a change in the pre-tax profit mix, the impact from lower losses without a tax benefit, as well as an additional benefit from the effect of the reduction in the Canadian federal corporate tax rate, which was originally recorded in the first quarter. For fiscal 2007, we now expect the reported tax rate to range from 25% to 30% based on our expected operating results and business mix, including the benefit from the Canadian federal tax reduction.

As I have mentioned in the past, we have a large amount of net operating loss carryforwards which will effectively eliminate nearly all U.S. cash taxes for a period of time, depending mainly on the profitability of our Phosphates business. This will not necessarily be evident in our effective tax rates, but certainly will be apparent in our cash flows.

Our equity earnings in non-consolidated subsidiaries were $5.5 million for the third quarter. We are raising our guidance on equity earnings to a range of $35 to $40 million for the year, as Saskferco’s and Fosfertil’s results have been stronger than expected.

Third quarter capital expenditures totaled $61.9 million compared to $82.6 million a year ago. We expect to spend $270 to $290 million on capital for fiscal 2007, which includes the additional capital associated with the saturated brine inflow at Esterhazy. This is down significantly from $390 million last year.

With that as a recap of our third quarter and financial guidance, I’ll turn now to Jim Prokopanko to discuss our business outlook.

Jim Prokopanko: Thank you, Larry. As Larry already noted, we are not satisfied with our results this past quarter, primarily with respect to our higher than anticipated costs. For Potash, it was a little more understandable as we incurred additional expenses to control the saturated brine inflow at our Esterhazy mines.

The brine inflow at the mine is currently around 4,000 gallons per minute, which is at about the levels prior to December 2006 when we experienced the new inflow. We are currently pumping the brine above ground at more than 7,000 gallons per minute and have made good progress in reducing the amount of brine stored in the mine. It is especially noteworthy that this mitigation work was done at the same time we were finalizing the expansion at our Esterhazy mine, which we now expect to exceed the projected increase of 450,000 metric tonnes per year. We will look forward to officially announcing the results of our Esterhazy expansion in May. Our Esterhazy team made excellent progress to control a very serious situation and we are proud of their accomplishments.

After adjusting for these items, however, Potash production costs were higher than we expected during the quarter, and we are aggressively addressing these costs. Third quarter Phosphates costs were especially disappointing for the reasons Larry already described. We fully understand that we are entering a period of potentially great prosperity for the Phosphates business, and we intend to achieve a cost structure which will deliver better margins for our business. I personally want to assure you that Mosaic remains committed to reducing our Phosphate’s operating costs and I am confident our team is capable of achieving these lower costs. However, please understand that progress needs to be measured over a longer period, not just a single quarter.

Steve Pinney, our Senior Vice President for Phosphates Operations and Supply Chain, will be moving to our Plymouth, Minnesota headquarters from Florida to work more closely with me and our corporate leadership team to help tackle these costs with a continuing sense of urgency.

I would also like to update you on a key management change. We have added a new member to our senior leadership management team, Rick McLellan, who will lead our sales, marketing and product management groups along with the Offshore business. Rick has replaced Jim Thompson, who recently retired, as head of Mosaic’s commercial organization. Jim was instrumental in the formation of Mosaic and I want to thank him for his many contributions. We are happy to promote Rick, who has been in the fertilizer industry for over 20 years, most recently serving as Vice President, North America Sales and also served as Mosaic’s country manager in Brazil. I am very confident of his abilities.

Now let me turn to the outlook. I was a little “a-maized” at the USDA report that indicated U.S. farmers intend to plant 90.5 million acres of corn. As a result, new crop corn prices have declined modestly from more than $4.25 per bushel in late February to $3.87 per bushel on April 5th while new crop soybean prices have remained greater than $8 per bushel.

These prices still result in excellent farm economics and we are seeing high fertilizer demand as a result of the additional corn plantings. Furthermore, corn prices in the $3 to $4 per bushel range are actually better for the medium term as demand for feed and demand by corn millers and ethanol plants will remain high while the farmer continues to receive excellent prices for the grain. This is not a one-year phenomenon. For example, on April 5th, U.S. farmers could have forward priced their next three corn crops at $3.87 per bushel, $4.00, and $3.89 per bushel based on Chicago Board of Trade new crop contracts for 2007, 2008 and 2009, respectively. This is great news for Mosaic.

We continue to forecast a strong recovery in total U.S. phosphate and potash market demand, with growth of 11% to 12% for the fertilizer year ending in June 2007. We have experienced encouraging results in the southern region of the U.S. where we are in the middle of spring fertilizer season, as demand is strong and fertilizer supplies are very tight. We even had farmers unable to get phosphate fertilizer from their local dealers contacting us directly. Dealers have personally contacted me to try to get them supplies for the spring season. This suggests that dealer inventories in North America will be low to start the 2008 season and that sales volume will be strong for the summer fill if dealers expect to have sufficient supplies for the fall season.

For Phosphates, inventories in the United States continue to be at very low levels and product supply remains tight. We expect DAP and MAP inventories to remain at or near these low levels through the calendar year 2007. We are about sold out through the remainder of our current fiscal year and now expect our fiscal 2007 Phosphates sales volume to be 9.0 to 9.3 billion metric tonnes, which is at the high end of our guidance. Over the next two months, North American weather will be an important factor for this outlook.

As we turn to the sales outlook for the summer months, international demand, especially from India and Brazil, will be important in addition to the summer fill by North American dealers. In Brazil, we continue to see strong demand as soybean prices are much higher and the outlook is very good for its agricultural economy. In India, we expect good import demand for 2007, likely around two million metric tonnes. While this is at below a year-ago levels, it is still quite high. Frankly, we couldn’t supply the same volumes shipped to India last year even if we wanted to because of our much lower inventories along with increased demand in North America and Brazil. We have already assumed lower exports to China in our outlook, as its domestic production has increased to the point where China has become a net exporter of phosphates.

As I already noted, we expect very low North American dealer inventories at the end of this spring season. Because of strong interest by dealers concerned about adequate supply, we announced our phosphates summer fill program two months earlier than in the past. We have already had some sales in this new program, which is unusual for this time of year.

The phosphates market remains bullish, with DAP spot prices, FOB Tampa, currently selling around $435 per metric tonne. As Larry already explained, we did not realize the higher prices in our third quarter sales, as the large price increases started in late January and February. We typically forward sell our production by as much as three months, so some of the increase in prices and margins will begin to show up in our fourth quarter.

For potash, we expect our volumes will range from 7.7 to 8.1 million tonnes in fiscal 2007, unchanged from our prior guidance. Third quarter potash volumes were very strong this year compared with the same period last year. Last year, we experienced delayed negotiations between Canpotex and a key customer in China which resulted in reduced volume. In addition, and in contrast to this year, the domestic price was also very slow a year ago.

This year, negotiations between Canpotex and China were completed in February and, as a result, exports have been much stronger. A Canadian railway strike during the third quarter had only a minor impact on Mosaic’s sales, mainly regarding exports. Canpotex expects to export high volumes in March through June period, as we recover from some of these delays. We also expect strong North American potash volumes during the fourth quarter.

We are forecasting total North American potash consumption to recover by about 12% for the current fertilizer year. Mosaic raised its North American potash prices by $10 per short ton in early January and an additional $7 per short ton in March. As with Phosphates, there is a delay in our realization of sales at these increased prices. In addition, there has been a total of a $50 per tonne in price increases in Brazil over the last four months, which shows that the Brazilian farm economy is much better today than it was a year ago. These potash prices now exceed the levels of the recently completed Canpotex contract in China.

In concluding, the bullish market dynamics highlighted in our January call strengthened through the balance of the third quarter and remain strong for our fourth quarter. As I’ve noted, we have already started the summer fill program for North America, but international demand will be more important in the coming summer months.

During my first three months as CEO, I’ve had individual meetings with a large number of Mosaic customers and employees. With their help, I’ve gained a clearer picture of the opportunities and challenges that face our enterprise. I plan to face these challenges head-on and bring a sense of urgency to our efforts. In these first three months we have undertaken changes and a reorganization of our senior leadership team; we’ve initiated a substantive strategic review and planning effort; and we have been working to ensure that Mosaic is harvesting the benefits of the robust ag economy.

We have also identified our principle priorities going forward, namely improved customer focus, improved cost competitiveness, attaining operational discipline and excellence, and strengthening our balance sheet.

Mosaic has an extraordinary opportunity ahead of us as a result of the strong agriculture fundamentals. Strong sales demand, improved per-unit revenues and margins will generate the earnings and the cash flow that should result in an improved balance sheet that will allow us to pay down debt quicker than we originally expected. Mosaic will become a much stronger company and will be able to focus on growth opportunities through a strategic vision and plan which we are in the process of developing, as I noted last quarter. Mosaic has a talented sales and supply chain organization that is now demonstrating the capacity to satisfy customers, build market share and generate revenues as should be expected.

Yet, clearly we have work to be done in dealing with our cost structure — in particular, with our Phosphates operating costs and with our SG&A costs. These are important priorities that have the full attention of the Mosaic leadership team with efforts to address these costs underway. Although the positive impacts of these efforts have not reached our earnings at this point, I am confident that in due course we will achieve a lasting and competitive cost structure.

While there is a lot to look forward to, the North American spring season is far from over. The most challenging part is ahead of us, namely delivering on the promises we’ve made to our customers and investors along with positioning ourselves for a strong start to fiscal 2008. We need to deliver on operational excellence. This includes excellent operational performance in mining, production, logistics, sales and customer service. I will be pushing my team hard to accomplish that. Thank you.

Doug Hoadley: Thank you, Jim. As a reminder, Mosaic is hosting an Analyst Day on May 10 in Regina, Saskatchewan. This includes an optional tour of some of our facilities in Saskatchewan. If you are planning to attend, I suggest making your travel arrangements soon, as there is limited hotel space availability and flights to Regina fill up quickly. There is more information on our investor website or feel free to call us or email us about additional information.

Now the operator can please open up the phone for questions.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS). David Silver of JPMorgan.

David Silver: I had a couple of questions on the Phosphates business. First of all, I was hoping you might be able to provide a little more guidance on what kind of realized pricing we might see in the May quarter. So, $246 was your realized price in the third quarter. You mentioned the quarter-end price of $360, the current price of $435. So, based on the normal leads and lags there, could we see $100 per tonne at sequential increase or perhaps a little more?

Jim Prokopanko: Our comment is that it will be a substantial increase. We will not be achieving the current spot price, clearly, because of the lag time in these sales. So beyond that we’re just not prepared to be any more specific, other than to say it will be a substantial increase over experiences in Q3.

David Silver: If I could shift the focus to India for just a second, I guess there’s a number of issues underway there including the annual phosphoric acid negotiations where there’s, I guess, a very large price increase put forth by the suppliers and also the outlook for

DAP imports. From your folks on the ground and from your understanding of the situation, could you discuss the demand outlook there, the government’s subsidy policies and what you’d expect from the domestic producers to kind of give us a better sense of overall import demand for DAP and acid there?

Jim Prokopanko: Yes, sure. India’s DAP demand increased about 7.2 million metric tonnes during the fertilizer year that ended in March, and we project the DAP use will increase to about 7.6 million tonnes in 2007 and 2008. For calendar year 2007, we’re projecting India’s DAP imports will drop to about 2 million tonnes range due to basically increased domestic production and the small stock inventories that they carried over from the prior year. As always, domestic production will hinge on how quickly phosphoric acid negotiations are concluded and the availability of global acid supplies.

What’s encouraging is the farm economics, which are exceptionally strong in India. Recent reports that we get from our team in Delhi indicate that market price for wheat coming off the fields right now in Madhya Pradesh area is in the $208 per metric tonne range or about $5.66 per bushel, which is very strong in India.

Recall that retail fertilizer prices, as you are aware, in India is fixed at low levels. So, in the case of DAP, the maximum retail price is INR9,350 per tonne or less than $210 per tonne. Nutrient demand — and against that $5.66 per bushel wheat price, nutrient demand is exceptionally strong at the farm level, and right now the ball is in the government’s court to make sure that supplies are in place for the Indian farmers. So the subsidies are not going to be insignificant for the Indian government but they need the production, domestic production, to feed their populace, and we don’t know that they have any alternatives to that.

David Silver: If I could just follow up with one more phosphate question, then I’ll get back in the queue. You talked about, I guess, some issues with processing and also, I guess, aligning or organizing your production system there to exploit what looks to be a very favorable market condition. Can you talk about what might be the bottlenecks to reaching your goals? In other words, are you a little short on phosphate rock and maybe need to bring in some additional supplies? Or is this something that relates to the ongoing restructuring of your phosphate operations? In other words, what are the key bottlenecks to exploiting these very favorable market conditions?

Jim Prokopanko: Sure. In Q3, our principal surprises, disappointments, on the costs was in mining. Probably three quarters of what we felt we were over what we should have been at was in mining, and this comes down to some problems we had with our draglines, South Fort Meade dragline generators were changed out. We don’t expect — we had a failure there — we don’t expect that to happen again.

Four Corners completed some dragline walks in preparing for new mining areas at the Lonesome reserve. There was some contract labor that was required to do that. As well, in South Fort Meade, mine is back into an ore body in Q4 that supports more historical costs. So we’ve had some equipment failure that is one-time; we’re through that. We’ve had some repositioning of draglines to some more favorable mining areas, and we have the ore body that we went through — as Larry said, went through a lean body of ore. We had to extract more rock to get the phosphate that we needed, and we don’t expect that and we expect to be through that.

In addition, in the Wingate mine, has been brought back online, and that’s going to provide us some additional rock. But no, we’re not presently facing any constraints on phosphate rock.

On the concentrate sign, we’ve had a few curtailments. This has really hit us hard in terms of the absorption costs. With the curtailments that we went through in Q4, and we had a bit of that in mining, we just had fewer tonnes, having to absorb higher costs. I think that is — we’re looking for Q4 to be improved. We are struggling with some sulfur supplies in March, but that, I think, we’ve dealt with and we think we will see improvement in those costs — in both our concentrate and mining costs in the fourth quarter.

Operator: Don Carson with Merrill Lynch.

Don Carson: Jim, again, wanted to get back to this issue of what exactly is the phosphate operating leverage that Mosaic has in these very buoyant conditions. Can you be more specific and comment on exactly, in either dollars per tonne or absolute dollar amount, what was the cost of these higher phosphate issues in the quarter? It sounds like most of them have gone away.

And then on the pricing side, you did say two to three month lag, and I know some are as long as three months. But going forward, what should we expect that lag to be between when we see a spot price and when we see a realization, whether it’s in New Orleans or Brazil or somewhere else? And what was the impact of working through those Chinese sales in the quarter?

Jim Prokopanko: I’m going to have Larry answer your first question about the costs per unit, and I’ll take the next question about the lag time.

Larry Stranghoener: I won’t give you the specifics you would like to have, but I just repeat much of what Jim has already said. At South Fort Meade, as an example, we realized about half as much output for the same amount of rock that we mined because of this lean ore body. Having now worked through much of that lean ore body, we would expect mining costs per tonne to improve there by $2 to $4 in the fourth quarter versus the third.

Likewise, we’d look for significant improvement at our Hopewell mine as well. So that gives you a flavor of at least a piece of the cost issue that we had in the third quarter and the improvement we expect in the fourth quarter. We had any number of operational issues in the third quarter that Jim already referenced, resulting in higher maintenance expenses. Think of these on the order of 10 plus million dollars that will likely not recur in the fourth quarter.

We had idle plant costs where we accelerated spending compared to what we had originally thought, and so these are not ongoing expenses, simply an acceleration of costs that were already planned over the next two or three quarters. So I don’t want to minimize the cost issues, because they are very real and are a focus of a lot of attention. Some of them are, however, one-time in nature. Some of them are acceleration of costs. Some of them are issues that we’re already on top of, and so do expect meaningful improvement in the fourth quarter.

Don Carson: Larry, were the idle plant costs as high as this $10 million in higher maintenance?

Larry Stranghoener: I’m not going to get pinned down on those kinds of specifics, as much as you’d like me to.

Jim Prokopanko: To your question about the lag time, it varies, domestic/export market. Six weeks would probably be the short side, 12 weeks would be long. The third quarter we still had some of this that’s not reoccurring. We had this low Chinese — low priced relative to today’s values — Chinese contract that was entered into in the fall of last — of 2006. That isn’t happening again. That’s behind us and won’t be negatively affecting our average prices.

One thing I think it’s important to understand is, in this business, the Phosphates and to a degree Potash, these are not businesses that have good volume controls; they are either on or they’re off. The Phosphate operation produces about 800,000 thereabouts metric tonnes of phosphate products per month. There’s a practical limit to how much inventory we carry. So we have to make sales when people are prepared to buy. We owe it to our customers to provide them product when they need it, and along with that, the logistics of getting product to a customer is non-trivial. This is barges, unit train, panamaxes of fertilizer; you just don’t — it’s not like calling up a taxi or FedEx to get the product to them in two-day delivery. This takes four, six, eight weeks.

So, going forward, I don’t know that it’s going to be appreciably different than it has been in the past, although we’ve been quick to be at market pricing. We’ve seen our prices go up rapidly, and we are — at the same time, we sell what we have available to sell at the kind of prices that are balanced between taking care of our production, inventory and customer needs. So expecting something in that six to 12-month range, that will continue.

Don Carson: Six to 12 weeks, I hope not.

Jim Prokopanko: Six to 12 weeks; I’m sorry. Six to 12 week lag is normal for this industry.

Don Carson: Jim, so these recent transactions we’ve seen — I think in the last two weeks we’ve seen a couple deals at $435 per metric tonne FOB Tampa in to Brazil. Does that mean, then, that they won’t be getting this for six to 12 weeks? That would seem to be a strong signal of where they expect pricing to be in the second half of the year, given that would mean (multiple speakers) —

Jim Prokopanko: Yes, well, to load up and have product shipped out to Brazil from Florida, it’s going to take — we can get it done as quickly as six weeks; you’re right. They’re paying those prices for today, and any new sales that we have on the books are going on and at that kind of price level.

Don Carson: Then just finally, the CN strike — was that the primary cause of the weaker-than-expected volumes in the Potash business? And were those issues ongoing into the fiscal fourth quarter?

Jim Prokopanko: The CN strike didn’t — affected our export sales, principally. Some of the good fortune we have in our Potash business — certainly, through this labor dispute — is that we are on the CP line, so our domestic business has hardly at all been affected as a result of the strike. But no, I wouldn’t attribute much of it to the CN issue. What it was and what we saw is that phosphate — as you saw, prices were at center of the stage. Dealers and farmers were concerned about getting Phosphates in at the — given all the coverage that was getting. Potash went to the back of the stage.

Now Potash, with some other Potash producers had — domestic sales that had to be done via CN logistics. It moved rapidly to the top of mind for dealers, and we are now seeing strong Potash pricing based on dealers’ concerns of getting product in a timely fashion for the season.

Operator: Marshall Reid with Banc of America Securities.

Marshall Reid: On Phosphates, how much capital is required to restart Wingate? Is that included in your guidance for capital expenditures?

Larry Stranghoener: I don’t know the precise number, but it is included in our guidance.

Marshall Reid: Is it probably less than $10 million? Or — ballpark?

Jim Prokopanko: It’s not a significant amount.

Marshall Reid: And then also on Phosphates. Now that prices are high, can you provide more detail around your pre-sell activities for the first half of fiscal 2008? Are farmers holding off, waiting to see how far prices come down over the summer?

Jim Prokopanko: I could tell you about the program. The farmers are not the ones that are looking to buy out into the prepaid; this is for our dealers, those that resell to farmers. We have a limited number of tonnes that we’re prepared to put into this program, and we’ve got two options here, pricing options. Farmers can — or rather, dealers can flat price their purchase of phosphate fertilizers in the $385 kind of range, or they can have a future price determined that’s based off of an average Green Markets reported price. There’s a collar around that at which point they can, between June and August, they can decide at which point they want to lock in a price.

The product is then to be delivered June-July-August at Mosaic’s option. We’ve had decent interest in the program. We expect to have some very good interest as the dealers’ concern about product availability for the fall season increases.

Marshall Reid: Than another question on operating leverage. Can you just discuss Phosphates utilization rates last quarter? I assuming you ended running it close to full capacity. What was the starting point, and how did those utilization rates ramp up over the course of the quarter?

Jim Prokopanko: We finished the quarter at close to full capacity; we didn’t start it at that. We had a couple of curtailments that got started in October-November. We had a — Uncle Sam Faustina was down for a bit, but we finished the year at full capacity — finished the quarter at full capacity, and we expect to go through Q4 at our full operating capacity.

Marshall Reid: And then last question. On DAP exports, they were down 24% last quarter. I think you’re looking at lower China and India imports. Should we expect similar declines moving forward, and do you think the stronger demand from Latin America can offset the declines in those two countries?

Jim Prokopanko: China, I think, is a market that’s for the most part been lost to North American producers. India, I said — they don’t have the capacity to produce all they require. We expect that to continue for a period. North American demand will be up; I think I quoted something around 11%. And Brazil we expect a very strong recovery compared to last year’s demand. So we are expecting that demand will not be an issue for our production.

Marshall Reid: Thanks, Jim.

Operator: Edlain Rodriguez.

Edlain Rodriguez: Quick question on products pricing. You’re showing flat sequential prices on the second quarter and third quarter. Can you talk about the trends you’re seeing and what you expect to see in the next two quarters in terms of pricing movement? The reason I’m asking is there was some price increases in October, and there were some in early January. But we’re not seeing them flowing through. Is the issue that we have in Phosphates similar to what (technical difficulty) [in] products?

Jim Prokopanko: We have a couple of components to that. One, the product mix that we’ve sold; we’ve sold some of our lower — demand has been somewhat higher for the lower-priced Potash products. As well, there similarly has been a pricing lag, as there is in phosphate. The price hasn’t gone up as much, but recently we have seen — we had two price increases since January, Mosaic has, I think, a $10 and a $7 increase. We have seen the export prices, particularly in Brazil and now Southeast Asian markets, are up considerably. Brazil is up $50 a tonne, and I think you’ve seen an announcement that we’ve got Canpotex raising prices again in Southeast Asia. I understand PCS has led — or announced a new price beginning in the summer months of around $20 a metric tonne.

So we’re not going to get these kind of increases that we personally announced or that Canpotex has announced overnight; there’s going to be something of a lag there as we get into those seasons and clear previous contracts and sales.

Edlain Rodriguez: Another quick follow-up on the cost budget. Given the steps you’ve taken so far, how long do you think it will take you to get to the cost structure you want to achieve?

Larry Stranghoener: Well, again, I think that you should see — you should expect improvement in the fourth quarter because of some of the transitory nature of the issues that we talked about with respect to the third quarter on the production cost side, both Potash and Phosphates. I think that we will need to wait another couple of quarters before we start to see meaningful improvement in SG&A costs, which are certainly too high, for the reasons that we stated. But over time, as we begin to operate much more efficiently with our new ERP system, you should expect meaningful improvements in SG&A costs over the next few quarters.

As Jim said in his comments, operating costs are an ongoing issue. It’s going to take a period of time to get to where we need to be. We understand we have to be a low-cost producer to be successful in this market for the long-term. We are working toward that goal. We have great confidence in our operating teams, both in Potash and Phosphate; they will find a way to get there and overcome some of the short-term transitory issues we’ve been facing.

Operator: Michael Judd with Greenwich Consultants.

Mike Judd: A question about — you had mentioned that you mostly sold out for the fourth quarter, and that’s great; congratulations. My question really sort of centers around a couple of questions in phosphate, in particular, related to inventories at the dealers and with farmers and current weather conditions. Where are we, vis-a-vis, let’s say, last year or where you would be on a normalized basis? In other words, what I’m really trying to get at here, I guess, in a long-winded way is to get a sense of whether there’s adequate inventories for this season in North America or whether it’s more likely that if we have some weather-related issues there could be more than adequate inventories, thus leading to perhaps prices actually going the other way.

Jim Prokopanko: Good question and clearly very timely. We have a good, strong start in the southern US market, and weather has been cooperative there. Maybe it came on a little too soon, and we are getting reports that there’s some corn that was put on without adequate amounts of phosphates and fertilizer — particularly phosphates; they didn’t get enough fertilizer. But for the most part, farmers are getting what they need.

We have had a delay in the Midwest, a little bit. I wouldn’t say it’s out of the range of normal; this is right in the plus or minus seven days. That would be — we’re at normal. Frankly, I’m glad we had a bit of a delay, weather delay, with some cooler weather, has allowed us to restock some warehouses that were running low and move product up into the market that was necessary. So I’m, at this point, not too concerned if we have a — if it’s a washout season and it’s very wet conditions, corn switches to soybeans in large, good order. Yes, we may have some carryover in Phosphates. But I don’t think farmers or dealers went into the season with the amount that’s going to leave them with burdensome supplies of phosphate. I think this, as I said in my comments, formal comments, this is a tight market. We will just get through supplying farmers with everything they need, if it stays in the range that it’s at today.

Mike Judd: That’s very helpful. In terms of your commentary about a significant increase in price in Phosphates, I had a follow-up question to somebody else’s earlier question. I guess what I’m wondering is, given that you pretty much know what your volumes are going to be because you’re mostly sold out at this point in Phosphates, do you know basically, at this point, what your average price is going to be? Or are there’s still some factors that are still unknown, given that the quarter ends at the end of May?

Larry Stranghoener: You would expect that we have a generally good idea of what our prices are going to be, and then that’s true. As we’ve said, we expect to see a significant increase in pricing in the fourth quarter.

Mike Judd: And then just lastly, are there any hedging-related issues that we should be thinking about as we think about the fiscal fourth quarter?

Larry Stranghoener: We don’t hedge any of our product sales or product pricing to any extent. The hedging we do has to do with foreign exchange and commodities such as gas. I don’t think there’s anything unusual on the horizon with respect to our hedging programs for either of those that should cause concern in the fourth quarter; at least nothing that we’re aware of at this point in time.

Mike Judd: And then just lastly, I just want to make sure that I understood what you’re saying about the tax rate, that it should be between — we should be using a 25% to 30% tax rate in the fourth quarter? Is that the implication?

Larry Stranghoener: For the full year, and what does that suggest — I think that suggests the same thing for the fourth quarter. Yes, I believe that’s correct.

Mike Judd: Great. Thanks for the help.

Operator: Brian Yu with Citigroup.

Brian Yu: Question on Wingate. Can you give us a sense of how much rock that mine will produce relative to capacity and whether or not this displaces the Moroccan rock that you’re buying now, or does it add to your overall DAP MAP production levels?

Jim Prokopanko: It will not add to our — what we see as our MAP DAP production levels. What — I think it’s Wingate is going to add another couple hundred thousand tonnes of — wait; I’m just looking at a couple of mining numbers I have. It’s going to be closer to one million tonnes more rock that’s going to be available for the next period of time, for our concentrate facilities.

Brian Yu: So will this lower your phosphate production cost going forward and part of your plans for cost control there?

Doug Hoadley: It’s a small part of our total. We’re producing 15 million tonnes, and it’s going to be one million tonnes or so, so it’s not going to really have much of an impact.

Brian Yu: And question on — you talked about China becoming a net exporter of Phosphates and then the PhosChem contract with China, which is expired now. Do you expect a new contract in place? Or will that be it in terms of exports to China?

Jim Prokopanko: Well, if they’re interested in paying current export prices — we talked to them about supply, but we haven’t seen their willingness to do that. So we won’t likely be re-upping with China unless their price expectations come up to where the world market is. We don’t have difficulty with that, given what we see in North America, Brazil and India demand.

Brian Yu: How many tonnes did China buy this past fiscal year?

Larry Stranghoener: Just under 900,000 tonnes.

Operator: Dave Silver with JPMorgan.

David Silver: I had a question for Larry regarding stock-based compensation. So, obviously, one reason SG&A goes up that we like is when it’s tied to a move in your stock price. But I apologize for not knowing this, but if Mosaic’s stock price rises a certain amount, is there a rough rule of thumb we should keep in mind about how that affects SG&A, based on the current structure of your compensation programs?

Larry Stranghoener: The stock price at Mosaic doesn’t have a bearing on stock-based compensation expense. What you see at work with respect to rising stock-based compensation are two things. One is the acceleration of stock options and stock compensation for departed executives and number two, the fact that we’re a new company giving options or issuing options with three and four-year lives where the more options that are vested, the higher the compensation costs. So, as we get more years into this you’ll see options-based expense going up.

David Silver: As far as the level of elevated ERP implementation expenses, Larry, should we assume that the bulk of that elevated level of spending will be over by the end of fiscal 2007? Or could it extend into fiscal 2008?

Larry Stranghoener: Well, based on my experience now, I would have to say it will bleed into fiscal 2008. We are making great progress, and this is going to be a terrific suite of systems that we installed. We’re already seeing a very positive impact from it. But as I said in my comments, it’s taking us longer than we thought. We were perhaps too optimistic about our expectations, and I think it’s going to be into the fourth quarter and probably into the first quarter that we have things fully stabilized.

Then we’ll face the interesting question of how much do we want to spend for improvement opportunities for additional productivity gains to come out of this system. But I think that the higher level of spending should be falling off, let’s say, in the first half of fiscal 2008.

David Silver: If I could just circle back with one more question about the phosphate marketing, my understanding, Jim, when you talk about the six to 12-week period, that that’s kind of more the normal lead lag between when you accept an order and price it and when it actually gets shipped and therefore booked. But I guess there’s also, at least from one of your competitors, kind of a formal forward purchasing program where customers can go and lock in a price for some future date which may be longer than that normal lead-lag time I think you were referencing.

Could you just clarify that what we were talking about for the fiscal third quarter was kind of the former and not the latter, or is there a mix of issues where you have to meet competitive circumstances? And on that basis maybe we have some carryover into the fiscal fourth quarter?

Jim Prokopanko: We have some prepay programs on the books that dealers agree to purchase a product and we get the cash. So, on the one hand, we extend ourselves out a bit with a price commitment but we get immediate cash payments. So it’s a mix of those two items. Some of it is just the time it takes from getting the order to shipping it. Understand, there’s also revenue recognition issues that the product has to be — a certain period after it was shipped, it has to be received by the customer. So there’s a combination. I’m sorry; I can’t be much more precise than some of it’s prepaid. I described our summer program that we have, which is going to be a limited tonnage that’s going out, probably something in the range of a half a month’s production. So we’re not going too far out on the limb in that regard. So I’d say probably, on balance, it would be more about just the time it takes to ship, from the order to the shipment, is what it’s about. On occasion we have, as we do now, a summer program. And I think is — we’re in good shape to ship and commit to doing those shipments, and I think we’re earning some marketshare by providing a program like that.

David Silver: I appreciate the opportunity to ask that again. Larry, is it too early to get a read on where a tax rate for fiscal 2008 might be? Is 25% to 30% what we should be thinking about for (multiple speakers) —?

Larry Stranghoener: No, remember, that 25% to 30% includes a one-time benefit related to the reduction of Canadian taxes. So something in the mid 30s would be a good starting point.

Operator: Mark Kurland with Bear Stearns.

Mark Kurland: I got a couple of very straightforward questions. The $280 to $290 SG&A call that you guys are suggesting is going to be this year — what’s your goal for SG&A when you get to the optimum level? Can you give us — is it 270, is it 210, is it 100? What’s your goal for an annual basis?

Larry Stranghoener: It’s not 100. We do not have a specific goal. I would say that in the benchmarking activities we have done we know that best-in-class SG&A performance would be on the order of 4% to 5% of sales. That’s probably a good guideline for us to use and probably a good guideline for you to use for us.

Mark Kurland: This next question is cost improvement. You guys talked about a lot in DAP; you didn’t quantify it. Can you give us any dollar quantification ranges, just some help there, assuming that you’re producing full-on prices (indiscernible)? Can you give us some handle on what that would be?

Larry Stranghoener: We chose not to quantify it any more than we already have. We’d simply repeat that we had a combination of some one-time transitory issues in the third quarter, some acceleration of costs and some ongoing operating issues that we’re working to resolve. So we do expect improvement in the fourth quarter, but we are not quantifying that for folks at this point.

Mark Kurland: I know you’re not quantifying, so let me throw out a — is it going to be more than $20 million? Is that something reasonable or just, I mean —

Larry Stranghoener: A breadbasket?

Mark Kurland: Yes. I’m trying to get a breadbasket, at least some size. If you’re not quantifying, it doesn’t do a lot of good other than just saying it’s nice to know you’re going to work [on it], just —

Larry Stranghoener: I’ll simply add to our comments by saying that costs were higher than we expected in the third quarter by a double-digit amount in the millions.

Mark Kurland: Okay, that’s cool. Next quick question. For next year, I know you had the Esterhazy — or however you pronounce it — mine difficulty this year. What’s your guidance on CapEx it should be for next year? Do you have just a rough approximation there?

Larry Stranghoener: We have not yet provided that kind of guidance for next year. As you’ll note, that capital spending came down significantly in fiscal 2007 versus fiscal 2006. We do not see a need to significantly increase our capital spending requirements in fiscal 2008 at this point in time. But that stops short of being any guidance at this point.

Mark Kurland: Two other quick questions. You guys have a lot of acres of land in Florida that you’re reclaiming. Obviously, this isn’t a great time for real estate in Florida because of some of the issues; Carl Icahn has made a bid on WCI and I realize you probably have no idea what it’s worth. But have you at least thought about that and what’s — you never talk about it. Is it something that you’re never going to do, something that you could do? How would you explain that?

Jim Prokopanko: Yes, we do have a considerable bit of land. We have spent the past year, considerable effort characterizing the land, understanding what we own with all the conditions and caveats about development might be. In the last couple months we have undertaken and assigned Rich Mack, our Chief Counsel, the project of coming up with a development strategy for that and how we can best harvest the value of that land. This is the fullest extent; it’s in excess of 250,000 acres in various degrees of either been mined, to be mined, reclaimed, yet to be reclaimed and so on.

This is not going to be something that we can monetize in months or in a year or two. There may be some that we can, but this is going to be a multi-year project. Very specific to your question, yes, we’re taking it very seriously. Resources are being applied to it and some dollars are being invested in taking on this in a very serious, professional manner.

Mark Kurland: One last question. Assuming that the price stays at $435 and the potash prices were up anywhere from $25 to $40, what you said, and given all the leads and lags, could we assume that in the first quarter of 2008, assuming the prices stay where they are, that it will be pretty much reflected in your revenue structure? In other words, your prices?

Is there any — I guess what I’m trying to say is, now that we know where the prices are and given they’re fluid and they can be down and up or who knows. But assuming that they are somewhat where they are now, could we expect the first quarter that you would realize the current prices? Is that a fair assumption, given the leads and lags?

Jim Prokopanko: That’s going to depend entirely on what happens in the international markets and how soon our international buyers come to put their sales in. We struggle to see how they can avoid or defer for very much longer; they could maybe put it off from June until July or July to August. So that is still yet undetermined, but they will have to buy at some point, and I’d say there’s a risk that if they defer too long they just might not get any, given what’s happening in Latin America and depending on how the North American dealer buys.

So there’s some uncertainty there that we just can’t be very firm about at this point. So it’s that international market that’s going to be the determining factor going into the summer months.

Larry Stranghoener: One other thing to keep in mind on this pricing question is that the price [points] we reference are with respect to DAP. We sell a wide mix of products under the heading of phosphate fertilizer, some of which are priced at different levels. So it’s not as simple as simply multiplying the current price times the number of tonnes we produce, as much as you might like to see that, as much as we might like to see that. So it’s a complex product mix issue that enters into the equation here to determine revenues based on current prices.

Doug Hoadley: Thank you very much, everyone, for your questions and listening. We have run out of time. I know that there still are a few questions out there. Please feel free to give me a call, and I will do my best answer them. Thanks again.

Operator: Thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect and have a good day.